Exhibit 99.1
AMENDMENT NO. 1 TO
PMFG, INC.
2007 STOCK INCENTIVE PLAN
NOVEMBER 17, 2011
PMFG, Inc., a Delaware corporation (the “Company”), pursuant to authorization of the Board of Directors and its Compensation Committee, adopts the following amendment to the PMFG, Inc. 2007 Stock Incentive Plan (as amended and restated as of August 15, 2008) (the “Plan”).
WHEREAS, the Board of Directors, pursuant to its authority under the Plan, deems it advisable to amend the definition of “Change in Control” in Section 10 of the Plan; and
WHEREAS, capitalized terms not defined in this amendment have the meanings set forth in the Plan.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.	Section 10(a) is amended in its entirety to read as follows:
(a) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Voting Securities of the Company; provided, however, that for purposes of this Section 10(a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Company or a Subsidiary of Voting Securities, (B) any acquisition of Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) any acquisition of Voting Securities by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 10(c) below, or (D) any acquisition of beneficial ownership of Voting Securities by any Person that is entitled to and does report such beneficial ownership on Schedule 13G under the Exchange Act, provided further, however, that this clause (D) shall cease to apply when a Person who previously filed a Schedule 13G becomes required to file and files a Schedule 13D under the Exchange Act with respect to beneficial ownership of 50% or more of Voting Securities;
2.	The foregoing amendment will be effective with respect to awards granted under the Plan from and after the date hereof.

PMFG, INC.

By	/s/ Peter Burlage
Name: Peter Burlage
Title: President & CEO